EXHIBIT 99.1

Immunomedics Announces First Quarter Fiscal 2014 Results and Clinical Program Developments

MORRIS PLAINS, N.J., Nov. 4, 2013 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (Nasdaq:IMMU), a biopharmaceutical company primarily focused on the development of monoclonal antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases, today reported financial results for the first quarter ended September 30, 2013. The Company also highlighted recent key developments and planned activities for its clinical pipeline.

First Quarter Fiscal 2014 Results

Total revenues for the first quarter of fiscal year 2014, which ended on September 30, 2013, were $5.5 million as compared to total revenues of $1.1 million for the same quarter last fiscal year. The increase of $4.4 million in total revenues this quarter was primarily due to a $4.6 million in license fee revenue recognized from the service agreement, and subsequent amendment to the service agreement, with Algeta ASA for the supply of clinical-grade epratuzumab for Algeta's preclinical and Phase I development purposes. There were no license fee revenues for the same period in the previous year.

Total costs and expenses for the three-month period ended September 30, 2013 were $9.9 million as compared to $8.6 million for the same period in 2012, representing an increase of $1.3 million or 15%. This increase was driven primarily by $1.2 million for the cost of license fee and other revenue resulting from the recognition of deferred manufacturing costs related to the Algeta service agreement (which was completed during the three-month period ended September 30, 2013) and $0.3 million of general and administrative expenses as part of arbitration proceedings with Takeda/Nycomed. Research and development expenses for the three-month period ended September 30, 2013 were $6.7 million as compared to $7.0 million for the same period in 2012, a decrease of $0.3 million or 4%. This decrease was primarily due to a $1.2 million reversal of clinical trial related accruals. This decrease was partially offset by the increased costs for the clinical trials with the Company's antibody-drug conjugates.

Net loss attributable to our stockholders this quarter was $4.3 million, or $0.05 per share, compared with a net loss attributable to our stockholders of $7.4 million, or $0.10 per share, for the same quarter in fiscal 2013. The $3.1 million decrease in net loss this quarter was primarily due to higher license fee revenue less the cost of license fee and other revenues related to the Algeta agreement.

The Company has no long-term debt and as of September 30, 2013, cash, cash equivalents and marketable securities totaled $34.7 million.

"Our cash utilization rate was in line with our expectations this quarter," commented Peter P. Pfreundschuh, Vice President Finance and Chief Financial Officer. "We are moving forward with a number of key clinical programs including the Phase III PANCRIT-1 trial with clivatuzumab tetraxetan in patients with metastatic pancreatic cancer and the Phase II trials of IMMU-130 and 132 in relapsed colorectal cancer and advanced solid cancers, respectively," added Mr. Pfreundschuh.

The Company's key clinical developments and future planned activities:

Epratuzumab

  Results from an open-label extension of the EMBLEM™ Phase IIb study evaluating the long-term effects of epratuzumab treatment in adult patients with moderate-to-severe systemic lupus erythematosus(SLE) were presented by lupus investigators at the 2013 Annual Scientific Meeting of the American College of Rheumatology.

Clivatuzumab tetraxetan

  The Phase III PANCRIT registration trial of yttrium-90-labeled clivatuzumab tetraxetan in patients with metastatic pancreatic cancer who have progressed on at least 2 prior therapies, 1 of which must be a gemcitabine-containing regimen, is planned to begin by the end of calendar year 2013 or the beginning of 2014.

  The Phase Ib trial of yttrium-90-labeled clivatuzumab tetraxetan in patients with pancreatic cancer who have failed at least two prior therapies was presented in an oral presentation at the European Society for Medical Oncology 15th World Congress on Gastrointestinal Cancer (http://www.immunomedics.com/pdfs/news/2013/pr07032013.pdf) and was updated in an oral presentation at the 26th Annual Congress of the European Association of Nuclear Medicine (http://www.immunomedics.com/pdfs/news/2013/pr10232013.pdf).

Veltuzumab

  On October 3, 2013, the Company received notification from Takeda Pharmaceutical Company Limited/Nycomed GmbH of termination of the licensing agreement between Nycomed GmbH and Immunomedics for the worldwide rights to veltuzumab, the humanized anti-CD20 antibody, in a subcutaneous formulation for all non-cancer indications.

  The notification was received subsequent to the Company's filing of arbitration proceedings in an effort to resolve the dispute the Company has with Nycomed concerning delays in the development of veltuzumab, which the Company argues is a material breach of the licensing agreement.

  As a result of the termination, all rights to veltuzumab revert to the Company and both parties have begun discussions regarding the transition of veltuzumab back to the Company. In addition, the Company will continue to pursue the arbitration procedure to address its claim for damages due to, among other things, delays in the development of veltuzumab.

  On October 11, 2013, Takeda filed its Statement of Defense with a counterclaim alleging wrongful termination of the licensing agreement. The Company will respond within 30 days. The Company expects an arbitrator to be selected on or before that date and that the arbitration will continue while the product transition takes place.

   Final results from a Phase I study of subcutaneous injections of low-dose veltuzumab in relapsed immune thrombocytopenia will be reported at the 55th ASH Annual Meeting on Saturday, December 7, 2013.

Milatuzumab

  The Department of Defense is funding a three-year clinical trial of milatuzumab in a subcutaneous formulation in patients with lupus. The study is the only grant out of 44 clinical trial applications, and 1 of 2, out of 29 applications in the lupus disease category, awarded by the Department.

  A Phase I study was initiated to assess the safety and tolerability of milatuzumab when added to a standard regimen to prevent acute graft-versus-host disease in patients with hematologic malignancies undergoing stem cell transplant.

IMMU-130 (labetuzumab-SN-38)

  A Phase I/II trial evaluating two different dose schedules of IMMU-130 has began enrolling patients with advanced colorectal cancer.

IMMU-132 (TROP-2-SN-38)

  Results from a multicenter, dose-escalation Phase I trial of IMMU-132 in patients with solid cancers were presented at the 2013 AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics. Please refer to the Company's press release at http://www.immunomedics.com/pdfs/news/2013/pr10222013.pdf for more information.

  The Phase II trial is now underway, expanding the number of patients and gaining experience in a number of different cancers.

IMMU-114

  A Phase I dose-escalation study was launched to investigate the humanized anti-HLA-DR antibody in a subcutaneous formulation in patients with relapsed or refractory non-Hodgkin lymphoma and chronic lymphocytic leukemia.

Conference Call

The Company will host a conference call and live audio webcast on Tuesday, November 5, 2013 at 10:00 a.m. Eastern Time to discuss financial results for the first quarter of fiscal year 2014, and review key clinical developments and future planned activities. To access the conference call, please dial (877) 303-2523 or (253) 237-1755 using the Conference ID 81123850. The conference call will be webcast via the Investors page on the Company's website at www.immunomedics.com. Approximately two hours following the live event, a webcast replay of the conference call will be available on the Company's website for 30 days through December 4, 2012.

About Immunomedics

Immunomedics is a New Jersey-based biopharmaceutical company primarily focused on the development of monoclonal antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics, cytokines or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. Our lead product candidate, epratuzumab, is currently in two Phase III clinical trials in lupus. In oncology, we are planning to launch a Phase III pivotal trial for clivatuzumab labeled with a radioisotope in advanced pancreatic cancer patients. Other solid tumor therapeutics in Phase II clinical development include 2 antibody-drug conjugates, labetuzumab-SN-38 (IMMU-130) and hRS7-SN-38 (IMMU-132). We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel DOCK-AND-LOCK™ (DNL™) method with us for making fusion proteins and multifunctional antibodies. DNL™ is being used particularly to make bispecific antibodies targeting cancers and infectious diseases as a T-cell redirecting immunotherapy, as well as bispecific antibodies for next-generation cancer and autoimmune disease therapies. We believe that our portfolio of intellectual property, which includes approximately 233 active patents in the United States and more than 400 foreign patents, protects our product candidates and technologies. Our strength in intellectual property has resulted in the top-10 ranking in the 2012 IEEE Spectrum Patent Power Scorecards in the Biotechnology and Pharmaceuticals category. For additional information on us, please visit our website at www.immunomedics.com. The information on our website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, potential collaborations, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with any cash payment that the Company might receive in connection with a sublicense involving a third party and UCB, which is not within the Company's control, new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on UCB for the further development of epratuzumab for non-cancer indications, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

IMMUNOMEDICS, INC.
Condensed Consolidated Balance Sheets

	September 30, 2013	June 30, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$ 14,643,050	$ 41,326,000
Marketable securities	20,082,913	--
Accounts receivable, net of allowance for doubtful accounts	399,889	622,830
Inventory	973,642	1,030,480
Other receivables	938,230	172,468
Prepaid expenses	1,227,265	432,660
Other current assets	241,568	1,631,172
	38,506,557	45,215,610

Property and equipment, net	2,074,487	2,086,911
Value of life insurance policies	599,082	594,832
Other long-term assets	30,000	30,000

	$ 41,210,126	$ 47,927,353

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$ 6,066,042	$ 7,164,946
Deferred revenues	264,543	2,780,309
Other liabilities	1,425,607	1,400,728
Stockholders' equity	33,453,934	36,581,370

	$ 41,210,126	$ 47,927,353

Condensed Consolidated Statements of Operations

	Three Months Ended September 30,
	2013	2012
Revenues:
License fee and other revenues	$ 4,623,333	$ --
Product sales	559,023	733,187
Research & development	315,465	318,231
Total Revenues	5,497,821	1,051,418
Costs and Expenses	9,869,615	8,608,630
Operating Loss	(4,371,794)	(7,557,212)
Interest and Other Income	11,663	168,884
Loss before Income Tax Expense	(4,360,131)	(7,388,328)
Income Tax Expense	(4,501)	(19,669)
Net Loss	(4,364,632)	(7,407,997)
Less Net Loss attributable on noncontrolling interest	(25,220)	(25,932)
Net Loss attributable to Immunomedics, Inc. stockholders	$ (4,339,412)	$ (7,382,065)

Net Loss per Common Share attributable to Immunomedics, Inc. stockholders (basic and diluted):	$ (0.05)	$ (0.10)

Weighted average number of common shares outstanding (basic and diluted):	82,947,124	75,610,238
CONTACT: For More Information:
         Dr. Chau Cheng
         Senior Director, Investor Relations & Grant Management
         (973) 605-8200, extension 123
         ccheng@immunomedics.com